PRESS RELEASE

Clorox Reports Q4 and Fiscal Year 2016 Results; Provides Fiscal Year 2017 Outlook

OAKLAND, Calif., August 3, 2016 – The Clorox Company (NYSE:CLX) today reported sales growth of 3 percent and a decrease of 13 percent in diluted net earnings per share (EPS) from continuing operations for its fourth quarter, which ended June 30, 2016. The decrease in fourth-quarter diluted EPS reflects significant incremental investments in the company’s brands, consistent with the company’s strategy to fuel its robust product innovation program to drive long-term profitable growth. On a currency-neutral basis, fourth-quarter sales grew 5 percent. For fiscal year 2016, the company reported sales growth of 2 percent and diluted EPS of $4.92 from continuing operations, an increase of 8 percent. On a currency-neutral basis, fiscal-year sales grew 5 percent.

“I’m very pleased with the results we delivered in fiscal year 2016, with volume and sales growth across all of our U.S. segments and strong earnings growth behind our 2020 Strategy. Notably, we delivered these results on top of strong growth in our prior fiscal year,” said Chief Executive Officer Benno Dorer. “We delivered margin expansion, supported by productivity gains and another year of substantial cost savings. Our strategy is working, giving us confidence in our strategic choices. This confidence manifests itself in the fourth quarter, when we made the deliberate choice to significantly increase investments in our demand building programs, which include innovation across our portfolio and digital marketing communications enhancing brand engagement with our consumers. In the short term, this deliberate choice paid off in topline increases in an environment where such growth is hard to come by. Importantly we believe these investments will also generate positive returns for the long-term health of our business.”

Commenting on fiscal year 2017, Dorer said, “That same confidence in our strategy is reflected in our solid fiscal year 2017 plans. We’ll continue to invest significantly in our brands and categories with a promising innovation pipeline playing a central role in our demand-building programs, supported by a continued emphasis on cost savings. Our outlook also takes into account a comparison to strong fiscal year 2016 results and an ongoing difficult macroeconomic environment. What’s important is we’re staying the course and remain committed to driving long-term profitable growth.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are included in discontinued operations in the company's financial statements. Some information in this release is reported on a non-GAAP basis. See "Non-GAAP Financial Information" below and the tables toward the end of this press release for more information and reconciliations of key results in the fourth quarter of fiscal years 2016 and 2015 and key fiscal year results in fiscal years 2016 and 2015 to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2015, unless otherwise stated.

*	7% volume growth
*	3% sales growth
*	$1.26 diluted EPS (13% decrease)

Volume for the fourth quarter increased 7 percent, reflecting gains in all four of the company’s reportable segments. Sales grew 3 percent, driven by the benefits of strong volume growth, the acquisition of digestive health company RenewLife in May 2016 and price increases in the company’s International business. These factors were partially offset by more than 2 percentage points of unfavorable foreign currency exchange rates, unfavorable mix and higher trade promotion spending. On a currency-neutral basis, fourth-quarter sales grew 5 percent.

The company’s fourth-quarter gross margin decreased slightly by 20 basis points to 45.4 percent from 45.6 percent in the year-ago quarter, as the benefits of cost savings, favorable commodity costs and price increases were more than offset by the impacts from higher manufacturing and logistics costs, unfavorable mix, one-time integration costs related to the RenewLife acquisition and higher trade promotion spending.

In the fourth quarter, Clorox delivered earnings from continuing operations of $165 million, or $1.26 diluted EPS, compared to $189 million, or $1.44 diluted EPS, in the year-ago quarter. Fourth-quarter diluted EPS results reflect the benefit of higher sales, which was more than offset by $41 million in higher advertising and sales promotion spending, consistent with the company’s strategy to drive awareness and trial behind product innovation. Fourth quarter diluted EPS was also reduced by an unanticipated impact of nearly 4 cents related to the voluntary recall of certain Liquid-Plumr products.

Key Segment Results

Following is a summary of key fourth-quarter results from continuing operations by reportable segment. All comparisons are with the fourth quarter of fiscal year 2015, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	12% volume growth
●	6% sales growth
●	3% pretax earnings growth

Segment volume growth was driven primarily by gains in Home Care, including double-digit growth of Clorox® disinfecting wipes, on top of double-digit growth in the year-ago quarter, behind expanded club-channel distribution as well as increases in advertising spending and merchandising activities. Professional Products delivered double-digit volume gains from higher shipments of Clorox® disinfecting and germicidal wipes behind merchandising activities and expanded distribution. The variance between volume and sales was driven primarily by unfavorable mix. Pretax earnings growth reflected higher sales, strong cost savings, a one-time benefit from the company’s sale of its Los Angeles bleach manufacturing facility and favorable commodity costs. These factors were partially offset by significantly higher advertising and sales promotion spending, higher manufacturing and logistics costs, and the impact from the aforementioned voluntary recall of certain Liquid-Plumr products.

Household

(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	7% volume growth
●	5% sales growth
●	2% pretax earnings decrease

Segment volume growth reflected gains across a number of brands, including the launch of Fresh Step® with Febreze® cat litter. Segment volume results also reflect a modest benefit from the RenewLife acquisition. The variance between volume and sales results was due primarily to higher trade promotion spending behind premium trash products. Pretax earnings decreased, reflecting significantly higher advertising and sales promotion spending to drive awareness and trial behind product innovation and the impact of one-time costs related to the acquisition of the RenewLife business. These factors were partially offset by higher sales and the benefit of favorable commodity costs.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	5% volume growth
●	4% sales growth
●	12% pretax earnings decrease

Segment volume increases were driven primarily by double-digit growth in Natural Personal Care largely due to innovation in Burt’s Bees® lip color and face care products as well as gains in Dressings and Sauces behind product innovation. Pretax earnings decreased primarily due to significantly higher advertising and sales promotion spending to drive awareness and trial behind production innovation, partially offset by higher sales.

International

(All countries outside of the U.S.)

●	1% volume growth
●	9% sales decrease
●	92% pretax earnings decrease

Segment volume growth was driven primarily by gains in Canada, which also included the benefit of the RenewLife acquisition, and higher shipments in several Latin American countries. Segment sales reflect an impact of 14 percent from unfavorable foreign currency exchange rates, largely related to the devaluation of the Argentine peso, partially offset by the benefit of price increases. On a currency-neutral basis, segment sales grew 5 percent. As the company expected, pretax earnings decreased, reflecting the impact of unfavorable foreign currency exchange rates, higher manufacturing and logistics costs driven by continued high inflation as well as higher advertising and sales promotion spending to support select growth initiatives. The anticipated decrease in pretax earnings also reflects strategic investments related to the company’s Go Lean Strategy, which is focused on rebuilding the long-term profitability of International. These factors were partially offset by the benefits of price increases and volume growth.

Fiscal Year 2016 Results

Following is a summary of key fiscal year 2016 results:

*	4% volume growth
*	2% sales growth
*	$4.92 diluted EPS (8% increase)

Fiscal year 2016 volume increased 4 percent, reflecting gains in all four of the company’s reportable segments. Sales grew 2 percent, driven by strong volume growth and the benefit of price increases, partially offset by nearly 3 points of impact from unfavorable foreign currency exchange rates and an increase in trade promotion spending.

Fiscal year gross margin increased by 150 basis points to 45.1 percent, compared to 43.6 in the year-ago period, driven primarily by the benefits of favorable commodity costs, strong cost savings and price increases, partially offset by higher manufacturing and logistics costs.

Clorox delivered earnings from continuing operations of $648 million, or $4.92 diluted EPS, versus $606 million, or $4.57 diluted EPS, in fiscal year 2015. Fiscal year results reflect the benefits of higher sales and gross margin expansion, partially offset by about a percentage point of advertising and sales promotion spending to support product innovation and the company’s core business.

Fiscal year 2016 net cash from continuing operations was $768 million, compared to $858 million in fiscal year 2015, reflecting higher tax payments in fiscal year 2016 as well as higher performance-based employee incentive compensation payments related to the company’s strong 2015 fiscal year results. These factors were partially offset by earnings growth in fiscal year 2016 and $25 million in prior-year payments to settle interest-rate hedges related to the company’s issuance of long-term debt.

Fiscal Year 2017 Outlook

●	2% - 4% sales growth
●	25-50 basis points of EBIT margin expansion
●	$5.38 - $5.58 diluted EPS (Reflects Adoption of ASU 2016-09)

Clorox anticipates delivering 2 to 4 percent sales growth in fiscal year 2017, reflecting about 2 points of benefit from the RenewLife acquisition, partially offset by about 2 percentage points of impact from unfavorable foreign currency exchange rates. Excluding the 2 percent impact from unfavorable foreign currency exchange rates, the company anticipates fiscal year sales to grow between 4 to 6 percent.

Clorox anticipates EBIT margin expansion for fiscal year 2017 to be in the range of 25 to 50 basis points, primarily driven by lower selling and administrative expenses, which are expected to be below 14 percent.

Clorox anticipates its effective fiscal year 2017 tax rate to be between 30 percent and 31 percent versus historical levels of 34 percent and 35 percent. This reflects an expected 4-point benefit in fiscal year 2017 from adopting the Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments, which was recently issued by the Financial Accounting Standards Board (FASB).

Net of all these factors, Clorox anticipates fiscal year 2017 diluted EPS from continuing operations to be in the range of $5.38 to $5.58, which includes an expected benefit of about 25 to 30 cents from the adoption of ASU 2016-09. Excluding the benefit of adopting the updated accounting standard, Clorox anticipates fiscal year 2017 diluted EPS from continuing operations to be in the range of $5.13 to $5.28.

For More Detailed Financial Information

Visit the company’s Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation
●	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,000 employees worldwide and fiscal year 2016 sales of $5.8 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; and Burt's Bees® natural personal care products and RenewLife digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving two Climate Leadership Awards for Excellence in 2015 and a Safer Choice Partner of the Year Award in 2016 from the U.S. Environmental Protection Agency as well as inclusion on CR Magazine's 2016 Best Corporate Citizens list and the 2015 Newsweek Green Rankings. The Clorox Company and The Clorox Company Foundation contributed approximately $15 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past fiscal year. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: intense competition in the company's markets; worldwide, regional and local economic conditions and financial market volatility; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and achieve favorable product and geographic mix; risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor claims, labor unrest and inflationary pressures, particularly in Argentina; and potential harm and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions; risks related to the company's discontinuation of operations in Venezuela; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to develop and introduce commercially successful products; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; the success of the company's business strategies; the ability of the company to implement and generate anticipated cost savings and efficiencies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls, including after completing acquisitions; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to currency-neutral net sales growth, EBIT and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company discloses these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales. The company's management believes these measures provide useful additional information to investors about trends in the company's operations and are useful for period-over-period comparisons.

Currency-neutral net sales growth represents GAAP net sales growth excluding the impact of the change in foreign currency exchange rates. The company’s management believes these measures provide useful additional information to investors about changes in the company’s core business operations without the unpredictability and volatility of currency fluctuations.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn (510) 271-7256, landon.dunn@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended		Twelve Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(Unaudited)	(Unaudited)
Net sales	$1,600	$1,557	$5,761	$5,655
Cost of products sold	873	847	3,163	3,190
Gross profit	727	710	2,598	2,465

Selling and administrative expenses	225	221	806	798
Advertising costs	192	151	587	523
Research and development costs	42	39	141	136
Interest expense	21	23	88	100
Other income, net	(5)	(13)	(7)	(13)
Earnings from continuing operations before income taxes	252	289	983	921
Income taxes on continuing operations	87	100	335	315
Earnings from continuing operations	165	189	648	606
Earnings (losses) from discontinued operations, net of tax	-	2	-	(26)
Net earnings	$165	$191	$648	$580

Net earnings (losses) per share
Basic
Continuing operations	$1.28	$1.46	$5.01	$4.65
Discontinued operations	-	0.02	-	(0.20)
Basic net earnings per share	$1.28	$1.48	$5.01	$4.45

Diluted
Continuing operations	$1.26	$1.44	$4.92	$4.57
Discontinued operations	-	0.02	-	(0.20)
Diluted net earnings per share	$1.26	$1.46	$4.92	$4.37

Weighted average shares outstanding (in thousands)
Basic	129,502	129,541	129,472	130,310
Diluted	131,511	131,614	131,717	132,776

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) from continuing operations before income taxes
	Three Months Ended			Three Months Ended
	6/30/2016	6/30/2015	% Change(1)	6/30/2016	6/30/2015	% Change(1)
Cleaning	$493	$465	6%	$117	$114	3%
Household	609	580	5%	166	170	-2%
Lifestyle	254	245	4%	50	57	-12%
International	244	267	-9%	1	12	-92%
Corporate	-	-	0%	(82)	(64)	28%
Total	$1,600	$1,557	3%	$252	$289	-13%

	Net sales			Earnings (losses) from continuing operations before income taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2016	6/30/2015	% Change(1)	6/30/2016	6/30/2015	% Change(1)
Cleaning	$1,912	$1,824	5%	$511	$445	15%
Household	1,862	1,794	4%	428	375	14%
Lifestyle	990	950	4%	251	257	-2%
International	997	1,087	-8%	66	79	-16%
Corporate	-	-	0%	(273)	(235)	16%
Total	$5,761	$5,655	2%	$983	$921	7%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2016	6/30/2015
ASSETS
Current assets
Cash and cash equivalents	$401	$382
Receivables, net	569	519
Inventories, net	443	385
Other current assets	72	143
Total current assets	1,485	1,429

Property, plant and equipment, net	906	918
Goodwill	1,197	1,067
Trademarks, net	657	535
Other intangible assets, net	78	50
Other assets	195	165
Total assets	$4,518	$4,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$523	$95
Current maturities of long-term debt	-	300
Accounts payable and accrued liabilities	1,035	979
Income taxes payable	-	31
Total current liabilities	1,558	1,405
Long-term debt	1,797	1,796
Other liabilities	784	750
Deferred income taxes	82	95
Total liabilities	4,221	4,046

Stockholders’ equity
Common stock	159	159
Additional paid-in capital	868	775
Retained earnings	2,163	1,923
Treasury shares	(2,323)	(2,237)
Accumulated other comprehensive net losses	(570)	(502)
Stockholders’ equity	297	118
Total liabilities and stockholders’ equity	$4,518	$4,164

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

Fourth-Quarter and Fiscal Year Sales Growth Reconciliation
Percentages based on rounded numbers

	Q4 Fiscal 2016	Q4 Fiscal 2015	Full Year Fiscal 2016	Full Year Fiscal 2015
Total Sales Growth – GAAP	2.8%	4.0%	1.9%	2.6%

Less: Foreign exchange	-2.3%	-2.0%	-2.7%	-2.1%

Currency Neutral Sales Growth - Non-GAAP	5.1%	6.0%	4.6%	4.7%

Fiscal Year EBIT Margin(1) Reconciliation
Dollars in Millions

	FY Fiscal 2016	FY Fiscal 2015
Earnings from continuing operations	$983	$921
before income taxes – GAAP

Interest Income	-5	-4
Interest Expense	88	100

EBIT (1) – non-GAAP	$1,066	$1,017

Net Sales	$5,761	$5,655

EBIT margin(1) – non-GAAP	18.5%	18.0%

Fiscal Year Debt to EBITDA Ratio(4) Reconciliation
Dollars in Millions

	FY Fiscal 2016	FY Fiscal 2015
Earnings from continuing operations	$983	$921
before income taxes – GAAP

Interest Income	-5	-4
Interest Expense	88	100
Depreciation and Amortization	165	169

EBITDA (2) – non-GAAP	$1,231	$1,186

Total Debt(3)	$2,320	$2,191

Debt to EBITDA ratio(4) – non-GAAP	1.9	1.8

Fiscal Year Free Cash Flow Reconciliation
Dollars in Millions

	FY Fiscal 2016	FY Fiscal 2015
Net cash provided by continuing operations – GAAP	$768	$858

Less: Capital expenditures	172	125

Free cash flow – non-GAAP	$596	$733

Free cash flow as a percent of sales – non-GAAP	10.3%	13.0%

Net sales	$5,761	$5,655

(1)	EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.
(2)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization.
(3)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt.
(4)	Debt to EBITDA ratio represents total debt divided by EBITDA for the trailing four quarters.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.